Keryx Biopharmaceuticals Announces Top-Line Data from the Perifosine (KRX-0401) X-PECT Phase 3 Clinical Trial

New York, NY – Keryx Biopharmaceuticals, Inc. (NASDAQ: KERX) reported today that the Phase 3 “X-PECT” (Xeloda® + Perifosine Evaluation in Colorectal cancer Treatment) clinical trial evaluating perifosine (KRX-0401) + capecitabine (Xeloda) in patients with refractory advanced colorectal cancer did not meet the primary endpoint of improving overall survival versus capecitabine + placebo.

This Phase 3 trial was conducted pursuant to a Special Protocol Assessment (SPA) agreement with the FDA. 468 patients at sixty-five U.S. sites participated in this study.

Ron Bentsur, Chief Executive Officer of Keryx, stated “We are all extremely disappointed with the results of the study. We thank the investigators who participated in what we believe was a well-run study, despite the outcome. We will evaluate whether our Phase 3 study of Perifosine in relapsed/refractory multiple myeloma will continue as planned.”

Mr. Bentsur commented further, “With approximately $31 million in cash as of March 31, 2012, and a well-controlled burn rate, we plan to focus our resources on the pending completion of the Zerenex (ferric citrate) long-term Phase 3 study for end stage renal disease (ESRD) patients with hyperphosphatemia, expected in the fourth quarter of 2012, and the New Drug Application (NDA) filing for Zerenex which will hopefully follow shortly thereafter.”

KRX-0401 (perifosine) is in-licensed by Keryx from AeternaZentaris Inc. in the United States, Canada and Mexico.

Keryx will host a conference call today, April 2, 2012, at 8:00am EDT. In order to participate in the conference call, please call 1-877-869-3847 (U.S.), 1-201-689-8261 (outside the U.S.), call-in ID: KERYX. The audio recording of the conference call will be available for replay at http://www.keryx.com, for a period of 15 days after the call.

ABOUT KERYX BIOPHARMACEUTICALS, INC.

Keryx Biopharmaceuticals is focused on the acquisition, development and commercialization of medically important pharmaceutical products for the treatment of renal disease and cancer. Keryx is developing Zerenex (ferric citrate), an oral, ferric iron-based compound that has the capacity to bind to phosphate and form non-absorbable complexes. The Phase 3 clinical program of Zerenex for the treatment of hyperphosphatemia (elevated phosphate levels) in patients with end-stage renal disease is being conducted pursuant to an SPA agreement with the FDA. Keryx is also developing KRX-0401 (perifosine), a novel, potentially first-in-class, oral anti-cancer agent that inhibits Akt activation in the phosphoinositide 3-kinase (PI3K) pathway, and potentially also affects a number of other key signal transduction pathways. KRX-0401 is currently in Phase 3 clinical development for multiple myeloma, being conducted pursuant to an SPA agreement with the FDA, and in Phase 1 and 2 clinical development for several other tumor types. Keryx is headquartered in New York City.

Cautionary Statement

Some of the statements included in this press release, particularly those anticipating future clinical trials and business prospects for Zerenex (ferric citrate) and KRX-0401 (perifosine) may be forward-looking statements that involve a number of risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Among the factors that could cause our actual results to differ materially are the following: if, upon final analysis, it is determined that all trials of KRX-0401 should be terminated, our ability to successfully adjust our strategy and reduce our operating expenses relating to KRX-0401 clinical trials in order to properly support the trials of Zerenex; our ability to successfully and cost-effectively complete clinical trials for Zerenex and KRX-0401; the risk that the data (both safety and efficacy) from the ongoing Phase 3 trials will not coincide with the data analyses from previous clinical trials reported by the Company; and other risk factors identified from time to time in our reports filed with the Securities and Exchange Commission. Any forward-looking statements set forth in this press release speak only as of the date of this press release. We do not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. This press release and prior releases are available at http://www.keryx.com. The information found on our website is not incorporated by reference into this press release and is included for reference purposes only.